UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                             CORRPRO COMPANIES, INC.
                                (Name of Issuer)

                         COMMON STOCK WITHOUT PAR VALUE
                         (Title of Class of Securities)

                                   220317 10 1
                                 (CUSIP Number)

                                DECEMBER 31, 2002
             (Date of Event Which Requires Filing of This Statement)

                                  Alan W. Weber
                                 23 Berkley Lane
                            Rye Brook, New York 10573
                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Schedule 13G

----------------------                                         -----------------
 CUSIP NO. 220317 10 1                                         PAGE 2 OF 7 PAGES
----------------------                                         -----------------

--------------------------------------------------------------------------------
|   |       |   | NAME  OF  REPORTING  PERSON
|   |       |   | JB  Capital  Partners,  L.P.
| 1.|       |   | I.R.S. IDENTIFICATION  NO. OF ABOVE PERSONS (ENTITIES ONLY)
|   |       |   | 13-3726439
--------------------------------------------------------------------------------
| 2.|       |   | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  [ ]
|   |       |   |                                                    (b)  [X]
--------------------------------------------------------------------------------
| 3.|       |   | SEC  USE  ONLY
--------------------------------------------------------------------------------
|   |       |   | CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
| 4.|       |   | Delaware
--------------------------------------------------------------------------------
            |   | SOLE VOTING POWER
            | 5.| - 0 -
 NUMBER OF  |-------------------------------------------------------------------
   SHARES   |   | SHARED VOTING POWER
BENEFICIALLY| 6.| 582,200
  OWNED BY  |-------------------------------------------------------------------
   EACH     |   | SOLE DISPOSITIVE POWER
 REPORTING  | 7.| - 0 -
PERSON WITH |-------------------------------------------------------------------
            |   | SHARED DISPOSITIVE POWER
            | 8.| 582,200
--------------------------------------------------------------------------------
|   |       |   | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
| 9.|       |   | 582,200
--------------------------------------------------------------------------------
|   |       |   | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
|10.|       |   | SHARES*  [ ]

--------------------------------------------------------------------------------
|   |       |   | PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
|11.|       |   | 6.9%
--------------------------------------------------------------------------------
|   |       |   | TYPE  OF  REPORTING  PERSON*
|12.|       |   | PN

--------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT
--------------------------------------------------------------------------------

                                  Schedule 13G

----------------------                                         -----------------
 CUSIP NO. 220317 10 1                                         PAGE 3 OF 7 PAGES
----------------------                                         -----------------

--------------------------------------------------------------------------------
|   |       |   | NAME  OF  REPORTING  PERSON
| 1.|       |   | Alan  W.  Weber
|   |       |   | I.R.S. IDENTIFICATION  NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
| 2.|       |   | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  [ ]
|   |       |   |                                                    (b)  [X]
--------------------------------------------------------------------------------
| 3.|       |   | SEC  USE  ONLY
--------------------------------------------------------------------------------
|   |       |   | CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
| 4.|       |   | United  States
--------------------------------------------------------------------------------
            |   | SOLE VOTING POWER
            | 5.| 35,000
 NUMBER OF  |-------------------------------------------------------------------
   SHARES   |   | SHARED VOTING POWER
BENEFICIALLY| 6.| 582,200
  OWNED BY  |-------------------------------------------------------------------
   EACH     |   | SOLE DISPOSITIVE POWER
 REPORTING  | 7.| 35,000
PERSON WITH |-------------------------------------------------------------------
            |   | SHARED DISPOSITIVE POWER
            | 8.| 582,200
--------------------------------------------------------------------------------
|   |       |   | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
| 9.|       |   | 617,200
--------------------------------------------------------------------------------
|   |       |   | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
|10.|       |   | SHARES*  [ ]

--------------------------------------------------------------------------------
|   |       |   | PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
|11.|       |   | 7.3%
--------------------------------------------------------------------------------
|   |       |   | TYPE  OF  REPORTING  PERSON*
|12.|       |   | IN

--------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


ITEM 1(A).     NAME OF ISSUER.

               Corrpro Companies, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1090 Enterprise Drive
               Medina, Ohio 44256

ITEM 2(A).     NAME OF PERSONS FILING:

               This statement is filed by:

               (i) JB Capital Partners, L.P., a Delaware limited partnership ("JB Capital") and

               (ii) Alan W. Weber, a United States citizen ("Weber");



ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               23 Berkley Lane, Rye Brook, New York 10573

ITEM 2(C).     CITIZENSHIP:

               See Item 2(a)

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock without par value

ITEM 2(E).     CUSIP NUMBER:

               220317 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.


                                Page 4 of 7 Pages

                                  SCHEDULE 13G

ITEM 4.        OWNERSHIP:

               (a)  Amount beneficially owned: 519,800 shares
               (b)  Percent of class: 6.29%
               (c)  Number of shares as to which such person has:
                    (i)  Sole power to vote or to direct the vote: 35,000 shares
                    (ii) Shared power to vote or to direct the vote: 484,800
                         shares
                    (iii) Sole power to dispose or to direct the disposition of:
                         35,000shares
                    (iv) Shared power to dispose or to direct the disposition
                         of: 484,800 shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               None of the reporting persons is an entity specified in Rule 13d-1 (b) (1) (ii)(J)

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 5 of 7 Pages

                                  SCHEDULE 13G

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2003


                                         JB CAPITAL PARTNERS, L.P.


                                         By:  /s/ Alan W. Weber
                                             -----------------------
                                             Name: Alan W. Weber
                                             Title: General Partner



                                         By:  /s/ Alan W. Weber
                                             -----------------------
                                             Name: Alan W. Weber


                                Page 6 of 7 Pages

                             JOINT FILING AGREEMENT


     The undersigned parties hereby agree that the Schedule 13G Amendment No. 1 filed herewith relating to the Common Shares without par value of Corrpro Companies, Inc. is being filed jointly with the Securities and Exchange
Commission  pursuant  to  Rule  13d-1(k)  on  behalf  of  each  such  person.

Dated:  February 14, 2003


                                         JB CAPITAL PARTNERS, L.P.


                                         By:  /s/ Alan W. Weber
                                             -----------------------
                                             Name: Alan W. Weber
                                             Title: General Partner



                                         By:  /s/ Alan W. Weber
                                             -----------------------
                                             Name: Alan W. Weber


                                Page 7 of 7 Pages